Exhibit 10.60
Building Materials Holding Corporation

Executives’ Supplemental
Retirement Income Plan

(Amended and Restated 2007, Effective as of January 1, 2005)

TAX ADVICE DISCLAIMER: Any statements regarding tax matters made herein, including any attachments, cannot be relied upon by any person to avoid tax penalties and are not intended to be used or referred to in any marketing or promotional materials. To the extent this communication contains a tax statement or tax advice, Holme Roberts & Owen LLP does not and will not impose any limitation on disclosure of the tax treatment or tax structure of any transactions to which such tax statement or tax advice relates.

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	ARTICLE 4. PAYMENT OF BENEFITS
4.1	Election of Method of Payment	8
4.2	Election of Timing of Payment	9
4.3	Subsequent Elections	10
4.4	Payment upon Hardship	10
4.5	Payment Following a Change in Control	11
4.6	Payment upon Death	11
4.7	Designation of Beneficiary	11
4.8	Administration of Payments	11
4.9	Permitted Acceleration of Payments	12
4.10	Permitted Delay of Payments	13

	ARTICLE 5. TRUST
5.1	Accounts	13
5.2	Participants’ Rights Unsecured	13
5.3	Trust Agreement	13

	ARTICLE 6. AMENDMENT AND TERMINATION
6.1	Amendment	14
6.2	Termination	14

	ARTICLE 7. ADMINISTRATION
7.1	Administration	14
7.2	Applying for Benefits	14
7.3	Liability of Committee; Indemnification	16
7.4	Expenses	17

	ARTICLE 8. GENERAL AND MISCELLANEOUS
8.1	Rights Against Company	17
8.2	Assignment or Transfer	17
8.3	Severability	17
8.4	Construction	17
8.5	Governing Law	17
8.6	Payment Due to Incompetence	18
8.7	Taxes	18
8.8	Insurance	18
8.9	Attorney’s Fees	18
8.10	Plan Binding on Successors and Assignees	18

Executive SERP	1/1/2005
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BUILDING MATERIALS HOLDING CORPORATION
EXECUTIVES’ SUPPLEMENTAL RETIREMENT INCOME PLAN

Building Materials Holding Corporation, a Delaware corporation (the “Company”) hereby establishes an unfunded “supplemental executive retirement plan” (“SERP”) for the purpose of providing deferred compensation for a select group of management and highly compensated employees in compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”).

RECITALS

WHEREAS, the Participants identified by the Compensation Committee of the Board of Directors of the Company, or any other committee designated by the Board of Directors of the Company to administer the Plan in accordance with Article 8 of the Plan (the “Committee”), as eligible to participate in the Plan (each a “Participant,” or collectively the “Participants”) provide services to the Company; and

WHEREAS, the Company desires to continue to maintain an unfunded deferred compensation plan and the Participants desire the Company to pay certain deferred compensation and/or related benefits to or for the benefit of the Participants, or a designated Beneficiary, or both;

WHEREAS, the Company established this supplemental executive retirement plan to take the place of the prior Executives’ Supplemental Retirement Income Plan to provide for the deferral of compensation earned on or after January 1, 2005 in compliance with Code Section 409A.

NOW, THEREFORE, the Company hereby amends and restates the Plan for the purpose of complying with the final regulations promulgated under Code Section 409A, which become effective January 1, 2008.

ARTICLE 1.  DEFINITIONS

1.1
Account means the separate account established under the Plan and the Trust for each participating Participant comprised of Company Contributions to the Plan plus Interest Credits. Interest Credits are applied to the Account before adding the Company Contributions for the current year. The Company shall furnish each Participant with a Statement of his or her Account balance at least annually.

1.2
Base Salary means a Participant’s regular annual compensation for a Plan Year, determined as of the first day of that year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, and other special compensation, before reduction for compensation deferred pursuant to all qualified and non-qualified plans of the Company. For any Participant whose compensation is composed of a Base Salary plus commissions, and whose Base Salary is less than $50,000 (or such other amount set by the Committee), the Participant’s Base Salary will be deemed to equal $50,000 (or such other amount set by the Committee).

Executive SERP	1/1/2005

1.3	Beneficiary means the beneficiary designated by the Participant to receive the Participant’s deferred compensation benefits in the event of his or her death.

1.4	Board of Directors means the Board of Directors of the Company.

1.5
Change in Control means the occurrence of any of the following, limited to the extent any such occurrence is consistent with the definition of a “change in ownership,” “change in effective control,” “change in the ownership of a substantial portion of a corporation’s assets” or similar event described in Code Section 409A or the Regulations:

(a)
when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (“Exchange Act”) (other than the Company, a Subsidiary or a Company benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, where such person’s beneficial ownership of the Company’s securities was not initiated by the Company or approved by the Board of Directors; or

(b)
the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, where such merger was not initiated by the Company and in which the Company is not the surviving parent entity; or

(c)
a change in the composition of the Board of Directors in any 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

1.6	Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any Code section shall include any successor or comparable provision of the Code or application Regulations.

1.7	Committee means the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors to administer the Plan in accordance with Article 8.

1.8
Company means Building Materials Holding Corporation, a Delaware Corporation, any successor organization thereto, and any corporation or other entity that must be aggregated with Building Materials Holding Corporation pursuant to the Code or Regulations.

1.9	Company Contributions means the Company’s contribution to a Participant’s Account as determined in accordance with Section 3.1.

Executive SERP	1/1/2005

1.10	Disability means—

the condition of being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or by reason of suffering from any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.11
Early Retirement Date means the date on which a Participant (who has not yet attained age 65) incurs a Separation from Service, having completed 25 Years of Service and has attained age 55 or older, or completes 15 Years of Service and has attained age 60 or older.

1.12	Effective Date of this amendment and restatement means January 1, 2005, except as otherwise specified.

1.13
Executive means an executive or highly compensated individual of the Company or of any division, subsidiary or affiliate of the Company who is eligible to become a Participant in the Plan under Section 3.1.

1.14	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.15
Hardship refers to a payment made on account of an unforeseeable immediate and heavy financial need of the Participant and that is necessary to satisfy that financial need in accordance with the following:

(a)
Amount. The amounts distributed with respect to an emergency cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b)
Circumstances. Whether a Participant has an immediate and heavy financial need shall be determined by the Committee based on all relevant facts and circumstances, and shall refer to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Executive SERP	1/1/2005

1.16	Interest Credit means earnings credited to a Participant’s Account as determined in accordance with Section 3.2.

1.17	Key Employee means an employee of the Company, who is, as determined under Code Section 416(i)—

(a)	an officer of the Company having an annual compensation greater than $130,000 (as adjusted),

(b)	a 5% owner of the Company, or

(c)	a 1% owner of the Company having annual compensation from the Company of more than $150,000,

or as otherwise defined for purposes of Code Section 409A(a)(2)(B), to be effective as of the effective date of such change. For purposes of subsection (a), no more than 50 employees (or, if lesser, the greater of 3 employees or 10% of the employees) shall be treated as officers. The Key Employee identification date shall be January 1 of each Plan Year, and the Key Employee effective date shall be the following May 1.

1.18	Liquidation means any liquidation or dissolution of the Company taxed under Code Section 331 or with approval of a bankruptcy court pursuant to United States Code Title 11, Section 503(b)(1)(A).

1.19	Normal Retirement Date means the date on which a Participant has both incurred a Separation from Service and attained age 65, or such other date as specified in his or her Participation Agreement.

1.20
Participant means, as of the date specified by the Committee, a person who is selected to participate in the Plan and has satisfied the conditions of Section 2.1 and has not become subject to the terms of Section 2.2, or a person who previously satisfied the conditions of this section and has an Account under the Plan. The term “Participant” includes a Participant’s Beneficiary where the context so requires.

1.21	Participation Agreement means the election to participate in the Plan under certain terms as completed by a Participant.

1.22	Plan means the Executives’ Supplemental Retirement Income Plan of Building Materials Holding Corporation, as amended from time to time.

1.23	Plan Year means the year beginning January 1 and ending December 31.

1.24	Regulations means the rules, regulations, interpretations and procedures promulgated under Code Section 409A, as amended from time to time.

1.25
Separation from Service of a director, employee or independent contractor of the Company has occurred when the Company and the individual reasonably anticipate that no services (as a director, independent contractor or employee) in excess of 49% of the average level of services performed over the immediately preceding 12 months will be performed after that date, regardless of the reason (other than death) for the reduction in services; provided that a “Separation from Service” shall not occur if a Participant is on bona fide leave of absence of up to 6 months and, if longer, has a contractually or statutorily protected right of reemployment.

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1.26	Service means the Participant’s service with the Company that is not interrupted or terminated based on the facts and circumstances.

1.27	Trust or Trust Agreement means the Trust Agreement applicable to the Plan, as amended from time to time, entered into between the Company and the Trustee to carry out the provisions of the Plan.

1.28	Trust Fund means the cash and other assets and/or properties held and administered by Trustee pursuant to the Trust to carry out the provisions of the Plan.

1.29	Trustee means the designated Trustee acting at any time under the Trust.

1.30	Year of Service means any 12-consecutive-month period in which a Participant is in Service, commencing with the Participant’s date of hire, as determined by the Committee in its sole discretion.

ARTICLE 2.  ELIGIBILITY

2.1
Eligibility Requirements. The date that an Executive is first eligible to participate in the Plan shall be the date of notification to the Executive by the Company. In order to participate in the Plan, the Executives of the Company selected to participate by the Company must—

belong to a select group of highly compensated or management employees within the meaning of ERISA and the Regulations;

execute a Participation Agreement in the form provided by the Committee; and

if the Company desires to purchase key man life insurance on the Participant’s life for its sole benefit, cooperate so that the Company may obtain a valid insurance contract.

2.2
Lapse of Eligibility. In the event the Committee determines, in its sole discretion, that any Participant shall no longer be eligible to participate in the Plan, or no longer qualifies as a member of a select group of management or highly compensated employees of the Company, then the Participant shall cease active participation in the Plan and all contributions made on the Participant’s behalf shall cease as of the date determined by the Committee.

2.3
Non-Competition Requirement. If a Participant has a Separation from Service with the Company and, without the specific written consent of the Company, accepts a position of employment or service with a competitor of the Company within 12 months of Separation from Service, Plan benefits will be limited to the lesser of (a) the Retirement Account Balance at the date of termination, and (b) the sum of Company Contributions attributable to the Participant without interest or other appreciation. If, in the sole discretion of the Committee, conditions warrant, the Committee may grant permission in the form of a general waiver rather than applied to a specific position.

Executive SERP	1/1/2005

ARTICLE 3.  DEFERRED COMPENSATION

3.1	Company Contributions.

(a)	Allocation to Plan. The Company Contributions allocated to the Plan shall be determined as follows:

(1)
Subject to subsection (b), the Company shall allocate a portion of a percentage of after-tax earnings of the Company, as determined from time to time by the Board of Directors in its sole discretion. As of the Effective Date, this amount is 65% of 5.5% of after-tax earnings.

(2)
The amounts to be allocated to the Plan may be changed by the Board of Directors at any time. The method of allocation of the funds among Participant Accounts may be changed as deemed necessary to maintain equity among Participants, as determined by the Committee with the approval of the Board of Directors. Participants will be notified of changes as soon as practicable after the change is adopted.

(b)	Allocation Among Participants. The benefit allocation shall be made to each Participant’s Account in accordance with the following calculation:

(1)
The portion of the Base Salary of each Participant that is in excess of $40,000 will be added to obtain the total of all Participants’ Base Salaries, each only with respect to the portion in excess of $40,000, which shall be the denominator.

(2)
The portion of the Base Salary of each Participant that is in excess of $40,000 will be divided by the denominator calculated in subsection (b)(1) to obtain a percentage, calculated to the nearest one-hundredth (0.0x%).

(3)
A Participant’s allocation to the Plan shall equal the percentage obtained in subsection (b)(2) multiplied by the Company Contributions determined in Section 3.1, up to a maximum of 30% of the Participant’s Base Salary or such other percentage as determined by the Committee from time to time.

3.2	Interest Credits . Subject to Article 4, Interest Credits shall be determined according to the Participant’s Years of Service and the applicable method of payment, as determined under this section.

(a)
Prior to Commencement of Payment. The Company shall credit each Participant’s Account with a simple interest rate, expressed as an annual rate, as of January 1 of each year, which rate may be changed by the Committee from time to time. As of the Effective Date, with respect to Accounts that have not yet commenced payment under Article 4, the rates applicable to Account accruals are as follows:

Executive SERP	1/1/2005

Participant Classification	Years of Service	Interest Credit Rate
Active Employees	—	7.0%
Inactive Employees	Fewer than 5	0.0%
	At least 5, but fewer than 10	1.5%
	At least 10, but fewer than 15	3.0%
	At least 15, but fewer than 20	4.0%
	At least 20, but fewer than 25	5.0%
	25 or more	6.0%

The rates will be reviewed by the Committee each February. Any changes will be effective for the January 1 balance of the same year.

(b)
After Commencement of Payment. After the payment of installments has commenced in accordance with Participant’s election under Section 3.3, the Company shall continue to credit each affected Participant’s Account with a simple interest rate, expressed as an annual rate, as of January 1 of each year. As of the Effective Date, the rates applicable to the method of payment elected are as follows:

(1)
General Rule. Subject to subsection (b)(2), the Interest Credit rate applicable to each method of payment shall be determined by the number of Years of Service completed by the Participant prior to his or her Separation from Service and the method of payment elected by the Participant, as follows:

Participant Classification or Event	Monthly Installment Period Available	Corresponding Interest Credit Rate
Participants having a Separation from Service— - - after completing at least 25 Years of Service, or - - after the Participant’s Normal Retirement Date	15 years	9.0%
- - after completing at least 25 Years of Service	10 years	8.0%
	5 years	7.0%
- - prior to completing 25 Years of Service	15 years	6.0%
	10 years	5.0%
	5 years	4.0%

Executive SERP	1/1/2005

(2)
Disability or Death. In the event of the Participant’s Disability or death prior to the commencement of Plan payments, the Participant’s Account shall be payable in monthly installments over 5 years, and the applicable Interest Credit rate shall be determined as follows:

Participant Classification or Event	Monthly Installment Period Available	Corresponding Interest Credit Rate
Participant’s Disability or death— - while in Service, or - after completing at least 25 Years of Service	5 years	9.0%
- prior to completing 25 Years of Service	5 years	6.0%

(c)	Interest Calculations. The computations of future values, present values or installment payments shall use the “end of period” assumption for the first payment.

(d)
Conditions on Inclusion of Interest Credits. No Interest Credits shall be payable under the Plan if (i) the Participant has a Separation from Service prior to his Normal Retirement Date by reason of fraudulent or dishonest conduct, or (ii) the Participant has violated the non-compete provisions of Section 2.3, each as determined according to the Committee in its sole discretion.

ARTICLE 4.  PAYMENT OF BENEFITS

4.1	Election of Method of Payment.

(a)
Affirmative Election. No later than 30 days after first becoming eligible for the Plan, each Participant shall submit an election of the method of payment applicable to the Participant’s entire Account. Participants may choose among the following methods of payment in accordance with the form provided by the Committee:

(1)	a single lump sum payment, or

(2)
monthly installments over a designated period of 5, 10 or 15 years, which election shall affect the Interest Credits that may be credited to the Participant’s Account in accordance with Section 3.2, and which installments shall each be treated as a separate payment for purposes of subsequent elections.

Executive SERP	1/1/2005

(b)
Transition Period Elections. Prior to January 1, 2008, a Participant shall be permitted to revoke or revise the designated method of payment applicable to the Participant’s entire Account (including amounts earned before and after January 1, 2008). The revised election shall designate a time of payment described in subsection (b) according to procedures established by the Committee, provided that no change in the timing of payment shall result in acceleration of any payment to the year in which the revised election is made or delay of any payment otherwise payable in the year in which the election is made.

(c)
Default Election. In the event the Participant fails properly to designate the method of payment, subject to a subsequent election made under Section 4.3, such amounts shall be payable in the form of monthly installments over 5 years. After the commencement of payments, Interest Credits shall apply to the Account according to the rate applicable to the 5-year monthly installment period.

4.2	Election of Timing of Payment.

(a)
Affirmative Election. By the later of the date that is 30 days after first becoming eligible for the Plan and January 1, 2008, each Participant shall submit an election of the timing of payment applicable to his or her entire Account.

Prior to January 1, 2008, a Participant shall be permitted to revoke or revise the designated timing of payment applicable to his or her Account. The revised election shall designate a time of payment in accordance with subsection (b), provided that no change in the timing of payment shall result in acceleration of any payment to the year in which the revised election is made or delay of any payment otherwise payable in the year in which the election is made.

(b)	Timing. Participants may choose among the following times for payment in accordance with the procedures established by the Committee:

(1)	the Participant’s Separation from Service following his or her Early Retirement Date (if eligible) or Normal Retirement Date (if not eligible for an Early Retirement Date);

(2)
a specified age of the Participant, as elected by the Participant, that is on or after his or her Early Retirement Date (if eligible) or Normal Retirement Date (if not eligible for an Early Retirement Date);

(3)	upon one of, as elected by the Participant—

(A)	the earlier to occur of the events in subsections (b)(1) and (b)(2), or

(B)	the later to occur of the events in subsections (b)(1) and (b)(2).

In the event payment is made due to Separation from Service, in the case of a Key Employee, payment shall commence no earlier than the date that is 6 months after the date of Separation from Service. The initial payment shall be equal to the payments that would have been paid to the Key Employee had no 6-month delay applied, together with any Interest Credits as applied in the sole discretion of the Committee.
Executive SERP	1/1/2005

(c)
Default Election. In the event the Participant fails properly to designate the timing of payment, subject to a subsequent election made under Section 4.3, his or her Account shall be payable upon Separation from Service after Early Retirement Date, if the Participant is eligible, or if not, the Participant’s Normal Retirement Date.

(d)	Other Payment Events. Notwithstanding the Participant’s elected timing of payment, the Company shall commence payment upon the earliest to occur of the following events:

(1)	the Participant’s Hardship as provided in Section 4.4;

(2)	a Change in Control of the Company as provided in Section 4.5;

(3)	the Participant’s Disability, as determined by the Committee in its sole discretion, according to the Participant’s elected method of payment; or

(4)	the Participant’s death, according to the Participant’s elected method of payment.

4.3
Subsequent Elections. Subject to Sections 4.1, 4.2, 4.9 and 4.10, a Participant may not accelerate the method or timing of any payment under the Plan, except as provided in the Regulations. Any change to an election regarding the timing or method of payment must satisfy the following conditions:

(a)	the subsequent election to delay a payment must be made no later than 12 months prior to the date of the first scheduled payment; and

(b)	the first payment must be deferred for a period of at least 5 years from the date the payment would otherwise have been made.

In the case of a subsequent election to change the timing of monthly installments, each subsequent election will apply to the installments to be made over a 12-month period, starting with the first installment designated by the Participant’s subsequent election.

If such subsequent election does not satisfy the conditions specified in this section, the prior election shall be used to determine the method and timing of payment. The last effective election accepted and acknowledged by the Committee shall govern the payment of the Participant’s Account. Elections under this subsection will not affect the method or timing of payments made on account of Hardship, Disability or death except as otherwise provided in this article.

4.4
Payment upon Hardship. A Participant may apply for payment from his or her Account to the extent that the Participant demonstrates to the reasonable satisfaction of the Committee that he or she needs the specified funds due to Hardship. The Committee may deny or approve all or any portion of a payment upon Hardship upon terms permitted under the Code and Regulations, as determined in its sole discretion.

Executive SERP	1/1/2005

4.5	Payment Following a Change in Control.

(a)
Separation from Status Following a Change in Control. In the event a Participant has a Separation from Service for any reason at the time of or within a 2-year period following a Change in Control, then the Participant shall be entitled to receive payment of his or her Account balance in a lump sum payment.

(b)
Payments Commenced. Following a Change in Control, any Participant (or Beneficiary thereof) already receiving payments under the Plan shall continue to receive the balance of the Participant’s Account, paid according to the method elected by the Participant, subject to the acceleration of payment pursuant to a termination and liquidation of the Plan pursuant to Section 4.9(e).

(c)
Payment Delayed. In the case of a Key Employee, any payment made on account of a Separation from Service following a Change in Control shall not be made until a date that is 6 months after the date of such Separation from Service. The initial payment shall be equal to the payments that would have been paid to the Key Employee had no 6-month delay applied, together with any earnings on such amount as applied in the sole discretion of the Committee.

4.6
Payment upon Death. Upon a Participant’s death, the Participant’s Beneficiary will be entitled to receive the balance of the future payments of the Participant’s Account according to the method of payment elected by the Participant. If the Participant has received all of the scheduled payments prior to his or her death, no further benefits shall be due under the Plan.

4.7
Designation of Beneficiary. The Participant may designate a Beneficiary or Beneficiaries to receive any amount due hereunder by the Participant by written notice thereof to the Company at any time prior to his or her death and may revoke or change the Beneficiary so designated without the Beneficiary’s consent by written notice delivered to the Company at any time and from time to time prior to the Participant’s death. If the Participant is married and a resident of a community property state, one half of any amount due under the Plan which is the result of an amount contributed to the Plan during the Participant’s marriage is the community property of the Participant’s spouse and the Participant may designate a Beneficiary or Beneficiaries to receive only the Participant’s one-half interest. If the Participant shall have failed to designate a Beneficiary, or if no such Beneficiary shall survive him or her, then such amount shall be paid to his or her estate. To be effective, Beneficiary designations must be completed according to procedures established by the Committee.

4.8
Administration of Payments. Payment of the lump sum or the first of a series of installments shall be made or commence within 90 days following the date of the payment event or identification of the Beneficiary, if later, as applicable, but in no event later than the end of the 2½ month period following the Plan Year in which occurs the payment event. Subsequent installments, if any, shall be made on the first day of each month following the first installment as determined by the Company. The amount of each installment shall be calculated by dividing the Account balance as of the date of the payment by the number of installments remaining pursuant to the Participant’s payment election. Each such installment, if any, shall take into account Interest Credits credited to the balance of the Account remaining unpaid.

Executive SERP	1/1/2005

4.9
Permitted Acceleration of Payments. To the extent permitted by Code Section 409A and the Regulations, the Company shall commence or accelerate payment to Participant, Participant’s Beneficiary or other appropriate payee the portion of Participant’s Account authorized for payment in accordance with Code Section 409A and the Regulations, including the following:

(a)	amounts payable to an individual other than the Participant to the extent necessary to fulfill a domestic relations order approved by the Committee in its sole discretion;

(b)
de minimis cashout payments that result in the termination of the entirety of a Participant’s interest in the Plan, a Deferred Compensation Plan maintained by the Company and any other arrangement that is aggregated with the Plan under the Regulations, if the payment is not greater than the dollar amount applicable under Code Section 402(g)(1)(B) ($15,500 in 2007);

(c)
payment to Participant to pay the Federal Insurance Contributions Act tax imposed under Code Section 3101 and 3121(v)(2) on Eligible Compensation deferred under the Plan, grossed up as permitted under the Regulations;

(d)
in the event the Plan with respect to that Participant fails to meet the requirements of Code Section 409A and the Regulations, payment to Participant in an amount not to exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Regulations;

(e)
payment upon termination and liquidation of the Plan within 12 months following a Liquidation, provided that payment is included in the Participant’s income in the tax year in which occurs the latest of the Plan termination, lapse of any substantial risk of forfeiture, or payment becomes administratively practicable;

(f)
payment upon termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within 30 days preceding or 12 months following a Change in Control, provided that any other arrangement that is aggregated with the Plan under the Regulations is also terminated and liquidated with respect to each Participant that experienced the Change in Control; and

(g)
payment upon termination and liquidation of the Plan, provided that (i) Plan termination and liquidation does not occur proximate to a downturn in the Company’s financial health, (ii) any other arrangement that is aggregated with the Plan under the Regulations is also terminated and liquidated with respect to each Participant that experienced the Change in Control, (iii) no Plan liquidation payments are made within 12 months following the date the Company takes all necessary irrevocable action to terminate and liquidate the Plan (the “termination date”) (other than payments payable for reasons other than Plan liquidation), (iv) all payments are made within 24 months of the termination date; and (v) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan if the same Participant participated in both plans, at any time within 3 years following the termination date.

Executive SERP	1/1/2005

4.10
Permitted Delay of Payments. To the extent permitted by Code Section 409A and the Regulations, the Company shall delay payment to Participant, Participant’s Beneficiary or other appropriate payee the portion of Participant’s vested Plan Benefit authorized for payment—

(a)	to the extent that the Committee reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m);

(b)	to the extent that the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; or

(c)	upon such other events and conditions as may be permitted under the Code and the Regulations;

provided that the payment shall be made at the earliest date at which the Committee reasonably anticipates that the applicable circumstance specified above is of no further force or effect.

ARTICLE 5. TRUST

5.1
Accounts. The Company shall establish separate Accounts for each Participant who participates in the Plan. No special fund shall be established nor shall any note or security be issued by the Company with respect to a Participant’s Accounts.

5.2
Participants’ Rights Unsecured. The right of the Participant or his or her Beneficiary to receive a payment hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Company, except as otherwise provided in the Trust. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Plan and the Company or any other person.

5.3
Trust Agreement. The Company may establish the Trust for the purpose of retaining assets set aside by the Company pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Plan. Any benefits not paid from the Trust shall be paid solely from the Company’s general funds, and any benefits paid from the Trust shall be credited against and reduced by a corresponding amount the Company’s liability to the Participants under the Plan. No special or separate fund, other than the Trust Agreement, shall be established and no other segregation of assets shall be made to assure the payment of any benefits hereunder. All Trust Funds shall be subject to the claims of general creditors of the Company in the event the Company is insolvent (as that term is defined in the Trust Agreement). The obligations of the Company to pay benefits under the Plan constitute an unfunded, unsecured promise to pay and Participants shall have no greater rights than general creditors of the Company. Trust assets shall not, at any time, be located outside of the United States or be transferred outside of the United States, whether or not such assets are available to satisfy claims of general creditors.

Executive SERP	1/1/2005

ARTICLE 6. AMENDMENT AND TERMINATION

6.1
Amendment. The Committee shall have the right to amend the Plan at any time and from time to time, including by retroactive amendment. Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants, except as otherwise provided in such amendment; provided, however, that said amendment shall not affect adversely the previously accrued benefits of the affected Participant without the Participant’s written approval. Benefits accruing to a Participant pursuant to any employment agreement in effect between the Company and the Participant that entitles the Participant to participate in and to certain rights under the Plan shall not be affected by an amendment of the Plan except as required by Code Section 409A and the Regulations.

6.2
Termination. The Committee shall have the right to terminate and liquidate the Plan to the fullest extent permitted by Code Section 409A, including (a) termination of the Plan within 12 months following a Liquidation, or (b) within 30 days preceding or 12 months following a Change in Control, provided that such termination following a Change in Control shall not result in a diminution of benefits accrued under the Plan, or (c) the termination covers all arrangements sponsored by the Company that would be aggregated with the Plan and cover any Participant of the Plan, the termination does not occur proximate to a downturn in the financial health of the Company, and payments are made after 12 months, but within 24 months, following the termination.

ARTICLE 7. ADMINISTRATION

7.1
Administration. The Committee shall administer and interpret the Plan in accordance with the provisions of the Plan and the Trust Agreement. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under the Plan. To the extent required to avoid penalties, the Committee intends to interpret and operate the Plan in all respects in compliance with Code Section 409A and the Regulations.

7.2
Applying for Benefits. The following claims procedures are generally applicable to claims filed under the Plan. To the extent required by law and to the extent the Committee is ruling on a claim for benefits on account of a disability, the Plan will follow, with respect to that claim, claims procedures required by law for plans providing disability benefits.

(a)	General Procedures. Subject to the provisions of subsection (b), the following procedures shall apply in the determination of claims under the Plan.

Executive SERP	1/1/2005

(1)
Filing a Claim. All applications and claims for benefits shall be filed in writing by the Participant, his or her Beneficiary, or the authorized representative of the claimant, by completing the procedures required by the Committee. The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

(2)
Review of Claim. The Committee shall review all applications and claims for benefits and shall decide whether to approve or deny the claim in whole or in part. If a claim is denied in whole or in part, the Committee shall provide written notice of denial to the claimant within a reasonable period of time no later than 90 days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension is required, the Committee shall notify the claimant in writing (including by electronic media) by the end of the initial 90-day period and indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision on the claim. The extension shall not exceed an additional 90 days. The notice of denial shall be written (including in electronic media) in a manner calculated to be understood by the claimant and shall include the following:

(A)	specific reasons for the denial;

(B)	specific references to pertinent Plan provisions;

(C)	description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(D)
appropriate information as to the steps the claimant should take if he or she wishes to submit the denied claim for review, including any applicable time limits and including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denied claim on review.

(3)
Appealing a Claims Denial. If the claimant wishes a review of the denied claim, he or she shall notify the Committee in writing within 60 days of the claimant’s receipt of notification of the denied claim. The claimant or the claimant’s representative may review pertinent Plan documents and may submit issues or comments to the Committee in writing. The claimant or the claimant’s representative may provide the Committee with a written statement of the claimant’s position and with written materials in support of his or her position, including documents, records and other information relating to the claim. The claimant or the claimant’s representative may have, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be considered relevant to the claim if such document, record or other information (A) was relied upon in making the benefit determination, (B) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination, or (C) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

Executive SERP	1/1/2005

(4)
Review of Appeal. The Committee shall forward all requests for review of a denied claim together with all associated documents to the Chairman of the Committee promptly after receipt. The Committee shall make its decision on review solely on the basis of the written record, including documents and written materials submitted by the claimant and/or the claimant’s representative. The Committee shall make a decision on review within a reasonable period of time, not later than 60 days after the Committee receives the claimant’s written request for review unless special circumstances require additional time for review of the claim. If the Committee needs an extension of time to review the claim, it shall notify the claimant in writing before the end of the initial 60-day period, and shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review. The extension shall not be longer than an additional 60 days. The decision on review will be written in a manner calculated to be understood by the claimant. If the claim is denied, the written noticed shall include specific reasons for the decision as well as specific references to pertinent Plan provisions on which the decision is based, a statement of the claimant’s right to bring an action under ERISA § 502(a) and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, with “relevant” defined as provided in the previous subsection.

(b)
Determination of Disability. To the extent the Committee is determining a claims for benefits under the Plan on account of a Disability, the above procedures shall be modified as necessary to comply with ERISA Section 503 and Department of Labor Regulations Section 2560.503-1(d).

7.3
Liability of Committee; Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own bad faith or willful misconduct. The Committee may employ legal counsel, consultants, actuaries and agents as they may deem desirable in the administration of the Plan and may rely on the opinion of such counsel or the computations of such consultant or other agent. The Committee shall provide for the keeping of detailed written minutes of its actions hereunder, which shall be reviewed by the legal counsel or the consultant engaged by the Committee prior to their finalization.

Executive SERP	1/1/2005

7.4
Expenses. The costs of the establishment of the Plan and the adoption of the Plan by the Company, including but not limited to legal and accounting fees, shall be borne by the Company. The expenses of administering the Plan shall be borne by the Trust; provided, however, that the Company shall bear, and shall not be reimbursed by, the Trust for any tax liability of the Company associated with the investment of assets by the Trust. All taxes associated with participation in the Plan, including any tax liability under Code Section 409A, shall be borne by the Participant.

ARTICLE 8. GENERAL AND MISCELLANEOUS

8.1
Rights Against the Company. Except as expressly provided by the Plan, the establishment of the Plan shall not be construed as giving to any Participant or to any person whomsoever, any legal, equitable or other rights against the Company, or against its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets, business or shares of the Company or giving any Participant the right to be retained in the employment of the Company. The services of any Participant shall be subject to termination (with or without cause) to the same extent they would have been if the Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Company. Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to continue rendering services to or for the benefit of the Company or as affecting the right of the Company to dismiss any Participant. Any benefit payable under the Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any Participant benefit plan or other arrangement of the Company for the benefit of its Participants.

8.2
Assignment or Transfer. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

8.3
Severability. If any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

8.4
Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

8.5
Governing Law. The validity and effect of the Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware unless superseded by federal law, which shall govern correspondingly.

Executive SERP	1/1/2005

8.6
Payment Due to Incompetence. If the Committee receives evidence that a Participant or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or trust which has been legally appointed by the courts or to any other person determined by the Company to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Company may deem proper. Any such payment shall be in complete discharge of the Company’s obligations under the Plan.

8.7
Taxes. All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon Participant or his or her Beneficiary, which are required to be paid or withheld by the Company. The determination of the Company regarding applicable income and employment tax withholding requirements shall be final and binding on Participant.

8.8
Insurance. In the event that any Participant elects, in his or her discretion, to independently purchase an insurance policy covering the inability of the Plan or the Trust to make any payments to which Participant is entitled under the Plan or the Trust, the Company shall use its best efforts to facilitate the payment by Participant of any applicable excise taxes which become due as the result of the payment of premiums under such policy. Nothing contained herein shall be construed as an endorsement by the Company of the purchase of such a policy or a recommendation by the Company that the purchase of such a policy is necessary or desirable as the result of Participant’s participation in the Plan. In the event that such insurance would result in adverse tax consequences to the Participant, the Participant shall terminate such insurance.

8.9
Attorney’s Fees. The Company shall pay the reasonable attorney’s fees incurred by any Participant in an action brought against the Company to enforce Participant’s rights under the Plan, provided that such fees shall only be payable in the event that the Participant prevails in such action.

8.10
Plan Binding on Successors and Assignees. The Plan shall be binding upon and inure to the benefit of the Company and its successor and assigns and the Participant and the Participant’s designee and estate.

Executive SERP	1/1/2005

ACKNOWLEDGMENT

The undersigned Executive hereby acknowledges that Employer has selected him or her as a participant in the Building Materials Holding Corporation 2005 Supplemental Retirement Income Plan as amended (the “Plan”), subject to all terms and conditions of the Plan, a copy of which has been received, read, and understood by Executive in conjunction with executing this Acknowledgment. Executive acknowledges that he or she has had satisfactory opportunity to ask questions regarding his or her participation in the Plan and has received satisfactory answers to any questions asked. Executive also acknowledges that he or she has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of participation in the Plan. Executive understands that his or her participation in the Plan shall not begin until this Acknowledgment has been signed by Executive and returned to BMHC.

Dated: _______________________________________________

Print Name: ___________________________________________

Signed: ______________________________________________
           Executive

Dated: _______________________________________________
          Building Materials Holding Corporation

Signed: ______________________________________________
              Officer
Executive SERP	1/1/2005